Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III
SVP and Chief Finance Officer
Patterson-UTI Energy, Inc.
(214) 360-7800
Patterson-UTI Announces Internal Investigation
     SNYDER, Texas — November 10, 2005 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) announced today that as a result of information received by senior management of the Company on November 9, 2005, the Audit Committee of the Board of Directors of the Company has begun an investigation into unauthorized payments made by the Company for assets which were not delivered to the Company. The Audit Committee will engage legal counsel and forensic accountants to conduct the investigation. Based on preliminary findings, it appears that approximately $70 million may have been embezzled from the Company by a former officer over a period of more than five years. Because the investigation is just beginning, the Company has not yet made a final determination as to the impact of these developments upon its previous financial results and assessment of financial controls.
     The Company has advised the Securities and Exchange Commission of this matter and is in the process of advising appropriate criminal enforcement agencies. The Company intends to cooperate fully with these governmental authorities.
     About Patterson-UTI
     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

     Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, currently unknown facts that may develop as the investigation proceeds.